Exhibit 4.7.9

AMENDMENT NO. 8

TO THE NATIONAL CITY

SAVINGS AND INVESTMENT PLAN

(as amended and restated effective January 1, 2001)

National City Corporation, a Delaware corporation, and National City Bank, a national banking association, Trustee, hereby evidence the adoption of this Amendment No. 8 to the National City Savings and Investment Plan, as amended and restated as of January 1, 2001 (the “Plan”).

1. Effective November 30, 2006, Section 1.1 of Article I of the Plan is hereby amended by the deletion of paragraph (a) of subsection (14) thereunder in its entirety and the substitution in lieu thereof of a new paragraph (a) to read as follows:

“(14) Covered Employee: (a) An Employee of an Employer, including a salaried executive officer but not a director, as such, but excluding: (i) any person employed as a student intern, (ii) any person who is a law enforcement officer employed by a local, county or state government and who is hired by an Employer to perform off-duty security services, (iii) any person who is an Employee of an Employer who is included in its Special Project Employee Employment classification, (iv) any Employee who is a nonresident alien and who receives no earned income (within the meaning of Code section 911(d)(2)) from the Controlled Group which constitutes income from sources within the United States (within the meaning of Code section 861(a)(3), (v) any person who is a leased employee (within the meaning of Section 1.1(20)), or (vi) any employee of Harbor Federal Savings Bank who was not initially hired or rehired after December 31, 2006.”

2. Effective as of the dates set forth herein below, Article XVII of the Plan is hereby amended by adding the following new Sections at the end thereof:

“17.46 Appendix AT – Relating to the acquisition of Harbor Florida Bancshares by National City Corporation. Attached hereto and made a part of this Plan is Appendix AT which relates to the acquisition of Harbor Florida Bancshares by National City Corporation and is effective as of November 30, 2006.

This Amendment No. 8 is executed at Cleveland, Ohio this 29th day of November, 2006 but effective as otherwise set forth above.

NATIONAL CITY BANK, TRUSTEE		NATIONAL CITY CORPORATION

By:	/s/ Christopher J. Dziak	By:	Jon N. Couture
Title:	Assistant Vice President	Title:	Senior Vice President and Corporate HR Director

		By:	Jeffrey D. Kelly
		Title:	Vice Chairman and CFO

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